As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-285894

Registration No. 333-278868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-285894

FORM S-8 REGISTRATION STATEMENT NO. 333-278868

UNDER

THE SECURITIES ACT OF 1933

KEEL INFRASTRUCTURE CORP.

(Exact name of registrant as specified in its charter)

Delaware	41-4266374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Broadway, Suite 1075, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Bitfarms Ltd. Long Term Incentive Plan

Stronghold Digital Mining, Inc. Omnibus Incentive Plan

(Full title of the plans)

Copies to:

Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Rachel Silverstein Keel Infrastructure Corp. 120 Broadway, Suite 1075 New York, NY 10004 (929) 264-5151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

*	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Keel Infrastructure Corp., a Delaware corporation (“Keel” or the “Registrant”), as successor issuer to Bitfarms Ltd., a corporation existing under the laws of the Province of Ontario (“Bitfarms”).

Effective as of 12:01 a.m. (Eastern Daylight Time) on April 1, 2026, Keel became the ultimate parent company of Bitfarms and its subsidiaries pursuant to a statutory plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”) as part of Bitfarms’ previously announced intention to redomicile from Canada to the United States (the “U.S. Redomiciliation Transaction”). Pursuant to the Arrangement, Keel indirectly acquired all of the issued and outstanding common shares in the capital of Bitfarms, and in exchange, former Bitfarms shareholders received one share of common stock of Keel (“Keel Common Stock”).

In connection with the U.S. Redomiciliation Transaction, Keel is assuming awards granted and the remaining shares available for issuance under Bitfarms’ incentive plans and will provide for the issuance of shares of Keel Common Stock rather than the common shares of Bitfarms upon the exercise or settlement of awards.

This Post-Effective Amendment pertains to the adoption by the Registrant of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-285894 and (ii) Registration No. 333-278868. Keel hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Keel hereby incorporates by reference the following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Bitfarms’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025; and

(c)	the description of Keel’s common stock which is contained in Keel’s Current Report on Form 8-K filed on April 1, 2026 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports that Keel subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Keel amended and restated certificate of incorporation provides that its current and former directors and officers will be indemnified by Keel to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Keel amended and restated certificate of incorporation provides that a director or officer of Keel shall not be personally liable to Keel or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for such liability as is expressly not subject to limitation under Section 102(b)(7) of the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.

In addition, Keel’s bylaws provide that Keel will indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that such person is or was one of Keel’s directors or officers or is or was serving at Keel’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Keel’s bylaws also provide that Keel must advance expenses incurred by a director or officer in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding (subject to receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Keel).

Keel has also authorized the entry into indemnification agreements with its directors and officers. The indemnification agreements require the Registrant to indemnify, and advance expenses to, such directors and officers to the fullest extent permitted by applicable law, on the terms and conditions set forth therein. Keel believes that these agreements are necessary to retain and attract qualified individuals to serve as directors and officers.

As permitted by Section 145(g) of the DGCL, Keel also maintains a directors’ and officers’ insurance policy which insures the directors and officers of Keel against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Keel certificate of incorporation, bylaws or otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits herein.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

EXHIBIT
4.1	Amended and Restated Certificate of Incorporation of Keel Infrastructure Corp. (incorporated by reference to Exhibit 3.1 of Keel’s Form 8-K filed with the SEC on April 1, 2026)
4.2	Bylaws of Keel Infrastructure Corp. (incorporated by reference to Exhibit 3.2 of Keel’s Form 8-K filed with the SEC on April 1, 2026)
4.3	Bitfarms Ltd. Long Term Incentive Plan (incorporated by reference to Exhibit 4.3 of Bitfarms’ Form S-8 filed with the SEC on April 22, 2024)
4.4	Stronghold Digital Mining, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.3 of Bitfarms’ Form S-8 filed on March 19, 2025)
4.5	Amendment No. 1 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.4 of Bitfarms’ Form S-8 filed on March 19, 2025)
4.6	Amendment No. 2 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.5 of Bitfarms’ Form S-8 filed on March 19, 2025)
4.7	Amendment No. 3 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.6 of Bitfarms’ Form S-8 filed on March 19, 2025)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of April 2026.

KEEL INFRASTRUCTURE CORP.

By:	/s/ Benjamin Gagnon
Benjamin Gagnon
Chief Executive Officer and Director

Signatures and Power of Attorney

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Benjamin Gagnon and Jonathan Mir and each of them singly, our true and lawful attorneys, with full power of substitution, for each of them singly, to do any and all acts and all things and to execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, including, without limitation, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 (this “Registration Statement”) to be filed with the SEC, and any and all pre-effective and post-effective amendments or supplements to this Registration Statement (whether such amendments or supplements are filed before or after the effective date of this Registration Statement), and any related registration statement filed pursuant to Rule 462 under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement or any and all amendments thereto (whether such amendments are filed before or after the effective date of this Registration Statement); and each of the undersigned hereby ratifies and confirms all that such attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin Gagnon	Chief Executive Officer and Director	April 1, 2026
Benjamin Gagnon

/s/ Jonathan Mir	Chief Financial Officer (Principal Financial Officer)	April 1, 2026
Jonathan Mir

/s/ Marc-Andre Amman	Principal Accounting Officer	April 1, 2026
Marc-Andre Ammann

/s/ Edith Hofmeister	Independent Director and Chair of the Board of Directors	April 1, 2026
Edith Hofmeister

/s/ Brian Howlett	Independent Director	April 1, 2026
Brian Howlett, CPA

/s/ Fanny Philip	Independent Director	April 1, 2026
Fanny Philip

/s/ Amy Freedman	Independent Director	April 1, 2026
Amy Freedman

/s/ Andrew J. Chang	Independent Director	April 1, 2026
Andrew J. Chang

/s/ Wayne Duso	Independent Director	April 1, 2026
Wayne Duso